Exhibit 99.1
Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200 • Fax: (239) 277-5237
For Immediate Release

Executive Contacts:
Charles J. Kleman	F. Michael Smith
Chico’s FAS, Inc.	Chico’s FAS, Inc.
(239) 274-4105	(239) 274-4797
Chico’s FAS, Inc. Reports October Sales
     Fort Myers, FL - November 8, 2007 - Chico’s FAS, Inc. (NYSE: CHS) today reported that its sales results for the four-week period ended November 3, 2007 decreased 4.1% to $121.2 million from $126.4 million reported for the four-week period ended October 28, 2006. Comparable store sales for the Company-owned stores decreased 10.6% for the four-week period ended November 3, 2007 compared to the same four-week period last year ending November 4, 2006.
     Total sales for the thirteen-week period ended November 3, 2007 increased 3.4% to $416 million from $402 million reported for the thirteen-week period ended October 28, 2006. Comparable store sales for the Company-owned stores decreased 9.3% for the thirteen-week period ended November 3, 2007 compared to the same thirteen-week period last year ending November 4, 2006.
     For the thirty-nine weeks ended November 3, 2007, total sales increased 9.1% to $1.31 billion from $1.20 billion reported for the thirty-nine week period ended October 28, 2006. Comparable store sales for the Company-owned stores decreased 5.5% for the thirty-nine week period ended November 3, 2007 compared to the thirty-nine week period last year ending November 4, 2006.
     Additional details on October, quarter-to-date and year-to-date sales are as follows:

October Sales			Percent Increase/(Decrease)
(dollars in millions)			Comparable Store Sales
Fiscal 2007	Fiscal 2006	Total Sales	Fiscal Basis (a)	Comparable Basis (b)
$121.2	$126.4	(4.1)%	(15.5)%	(10.6)%

Quarter-to-Date Sales			Percent Increase/(Decrease)
(dollars in millions)			Comparable Store Sales
Fiscal 2007	Fiscal 2006	Total Sales	Fiscal Basis (a)	Comparable Basis (b)
$416	$402	3.4%	(9.4)%	(9.3)%

Year-to-Date Sales			Percent Increase/(Decrease)
(dollars in billions)			Comparable Store Sales
Fiscal 2007	Fiscal 2006	Total Sales	Fiscal Basis (a)	Comparable Basis (b)
$1.31	$1.20	9.1%	(5.3)%	(5.5)%

(a)	“Fiscal Basis” compares fiscal 2007 to fiscal 2006. (b) “Comparable Basis” compares fiscal 2007 to the identical weeks last year. Each period includes the same number of days.

     Scott A. Edmonds, Chairman, President, and Chief Executive Officer, commented, “As I have noted before, the entire Missy sector is affected by numerous challenges including a difficult macro economic environment, declining consumer confidence resulting in particularly cautious spending, one of the warmest fall selling seasons on record, and lower than anticipated traffic. We are not unaffected by those same challenges. In addition, recent announcements from a number of other retailers lead us to believe that the remainder of the year will be even more promotional than anticipated.”
     “At this time, we believe that it is prudent to take a much more conservative approach to our outlook for the remainder of the year. Based on lower than expected overall sales and merchandise margins, we expect earnings per share for the third quarter to be in the $.10 to $.13 range, which includes an approximately $.02 gain for the lucy transaction. If the current environment persists through the end of the year, we would anticipate ongoing challenges with our same store sales performance and our merchandise margins in the fourth quarter as well, and we now believe that the fourth quarter earnings per diluted share will likely be considerably below last year’s levels.”
     Mr. Edmonds continued, “Although we are greatly disappointed with our performance this year, we are optimistic about the direction of our product offerings and remain committed to our long term growth strategy. We believe that when the current economic conditions change, we will return to acceptable levels of financial performance. We continue to monitor inventory closely and enter November with inventories in our planned range; albeit at the higher end. Further, we continue making significant investments in design and merchandising talent, which is leading to new, innovative, and compelling products, and are pleased with the continuing growth of our direct-to-consumer business.”
     “Despite the current challenges, we’ve got an incredibly strong management team leading the highly productive brand in Chico’s, the profitable and growing brand in WH|BM, and a brand with great potential in Soma Intimates. We continue to believe that over time the leaders of these brands will position us to deliver strong financial performance and add value for our shareholders. Overall, the strength of our balance sheet, which includes significant cash and no debt, combined with our continued ability to generate positive cash flows from our existing and new stores, provides us with a solid platform to maintain our strong position in the specialty apparel market.”
     The Company is a specialty retailer of private branded, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing gift items. The Company operates 1,012 women’s specialty stores, including stores in 48 states, the District of Columbia, the U.S. Virgin Islands and Puerto Rico operating under the Chico’s, White House | Black Market and Soma Intimates names. The Company has 593 Chico’s front-line stores, 38 Chico’s outlet stores, 294 White House | Black Market front-line stores, 19 White House | Black Market outlet stores, 67 Soma Intimates front-line stores and 1 Soma Intimates outlet store.
     Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to stockholders, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

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investor relations section under Our Company
Additional investor information on Chico’s FAS, Inc. is available free of charge on the Company’s website at http://www.chicos.com in the investor relations section under Our Company